EXHIBIT 15

November 3, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 3, 2005 on our review of interim financial information of Barnes Group Inc. (the “Company”) for the three-month and nine-month periods ended September 30, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 is incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-104242 and 333-129079), and Form S-8 (Nos. 2-56437, 2-91285, 33-20932, 33-30229, 33-91758, 33-27339, 333-41398, 333-88518, 333-57658, 333-112869 and 333-115333).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Hartford, Connecticut